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                                                                      EXHIBIT 12


                  CASCADE NATURAL GAS CORPORATION AND SUBSIDIARIES
                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        AND PREFERRED DIVIDEND REQUIREMENTS
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
                                                      Twelve Months Ended
                                  ---------------------------------------------------------
                                   3/31/98    9/30/97  9/30/96  12/31/95 12/31/94  12/31/93
                                  ---------   -------  -------  -------- --------  --------
                                 (unaudited)
                                                        (dollars in thousands)
Fixed charges, as defined:
  Interest expense                 $ 9,814    $ 9,436   10,101    9,938    8,090    7,038
  Amortization of debt
    issuance expense                   615        612      612      606      593      562
                                   -------    -------   ------   ------    -----    -----
    Total fixed charges            $10,429    $10,048   10,713   10,544    8,683    7,600
                                   -------    -------   ------   ------    -----    -----
                                   -------    -------   ------   ------    -----    -----

Earnings, as defined:
  Net earnings                      $8,631    $10,627    8,211    7,732    5,760    9,103
  Add (deduct):
    Income taxes                     5,551      6,263    4,272    4,508    3,505    5,224
    Cumulative effect of change
      in accounting method             -          -        -        -        -       (209)
    Fixed charges                   10,429     10,048   10,713   10,544    8,683    7,600
                                   -------    -------   ------   ------    -----    -----

    Total earnings                 $24,611    $26,938   23,196   22,784   17,948   21,718
                                   -------    -------   ------   ------    -----    -----
                                   -------    -------   ------   ------    -----    -----
Ratio of earnings to
  fixed charges                       2.36       2.68     2.17     2.16     2.07     2.86
                                   -------    -------   ------   ------    -----    -----
                                   -------    -------   ------   ------    -----    -----

Fixed charges and preferred
  dividend requirements:
    Fixed charges                  $10,429    $10,048   10,713   10,544    8,683    7,600
    Preferred dividend
        requirements                   789        811      819      853      898      913
                                   -------    -------   ------   ------    -----    -----

    Total                          $11,218    $10,859   11,532   11,397    9,581    8,513
                                   -------    -------   ------   ------    -----    -----
                                   -------    -------   ------   ------    -----    -----

Ratio of earnings to fixed
  charges and preferred dividend
  requirements                        2.19       2.48     2.01     2.00     1.87     2.55
                                   -------    -------   ------   ------    -----    -----
                                   -------    -------   ------   ------    -----    -----
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